KPMG

KPMG LLP
Chartered Accountants
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Vancouver BC V7Y 1K3
Canada

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INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Infowave Software, Inc.

We consent to the use of our report dated January 17, 2003 with respect to the consolidated balance sheets of Infowave Software, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference. Our report dated January 17, 2003 contains additional comments by auditor for U.S. readers on Canada – U.S. reporting difference which states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Vancouver, Canada
March 1, 2004